Exhibit 99.2

FIRST AMENDMENT
TO THE
MOMENTUS INC.
2022 INDUCEMENT EQUITY PLAN

THIS FIRST AMENDMENT TO THE MOMENTUS INC. 2022 INDUCEMENT EQUITY PLAN (this “First Amendment”) is effective as of March 22, 2023.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

WHEREAS, Momentus Inc., a Delaware corporation (the “Company”), currently provides equity-based awards to individuals not previously Employees or Non-Employee Directors as an inducement material to such individual’s entry into employment with the Company in accordance with Nasdaq Marketplace Rule 5635(c)(4) and the related guidance under Nasdaq IM 5635-1 under its 2022 Inducement Equity Plan (the “Plan”);

WHEREAS, the Plan to date reserves an aggregate of 4,000,000 shares of Common Stock for issuance in connection with awards granted thereunder;

WHEREAS, the Company desires to amend the Plan as set forth in this First Amendment to increase the number of shares of Common Stock reserved for issuance under the Plan by 3,000,000 shares; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan as set forth in this First Amendment.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1.           Section 3(a) of the Plan is deleted in its entirety and replaced with the following:

“(a) Stock Subject to the Plan. Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is seven million 7,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.           Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect.  In the event of a conflict between this First Amendment and the Plan, this First Amendment shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Plan, to be effective as of the date first written above.

MOMENTUS INC.

By:	/s/ Paul Ney
Name: Paul Ney
Title: Chief Legal Officer and Corporate Secretary

[Signature Page to First Amendment to 2022 Inducement Equity Plan]